As filed with the Securities and Exchange Commission on June 4, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Quantinuum Inc.
(Exact name of registrant as specified in its charter)

Delaware	41-4095842
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
303 S Technology Court
Broomfield, CO 80021
(Address of principal executive offices)
Quantinuum Inc. 2026 Incentive Award Plan
Quantinuum Inc. Amended and Restated 2023 Equity Incentive Plan
(Full title of the plans)
Dr. Rajeeb Hazra
Chief Executive Officer
303 S Technology Court
Broomfield, CO 80021
(855) 888-7686
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Ryan J. Maierson
Cathy A. Birkeland
Max Schleusener
Abigail Smith
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
(713) 546-5400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

Explanatory Note
In this registration statement, Quantinuum Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”
This registration statement on Form S-8 is being filed by Quantinuum Inc. (the “Registrant”) for the purpose of registering (i) 40,899,555 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”) reserved for future issuance under the Registrant’s 2026 Incentive Award Plan (the “2026 Plan”) and (ii) 3,656,720 shares of Class A common stock issuable with respect to outstanding restricted stock and restricted stock unit awards granted under the Quantinuum 2023 Equity Incentive Plan (the “2023 Plan”), which will be assumed by the Registrant in connection with certain reorganization transactions in connection with our initial public offering. In connection with the consummation of the Registrant’s initial public offering, the 2023 Plan will terminate, and the Registrant will not make any further awards under the 2023 Plan. However, any outstanding awards granted under the 2023 Plan will remain outstanding, subject to the terms of the 2023 Plan and applicable award agreements.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Securities and Exchange Commission (“SEC”) allows the Registrant to “incorporate by reference” the information it files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. The following documents, which have been filed or will be filed by the Registrant with the SEC pursuant to the Securities Act with respect to item (a) below and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to items (b) and (c) below are incorporated by reference in, and shall be deemed to be a part of, this registration statement:
(a)Amendment No. 2 to the Registrant’s registration statement on Form S-1 filed with the SEC on June 1, 2026 (File No. 333-295701), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
(b)The Registrant’s Prospectus to be filed by the Registrant with the SEC on or about June 4, 2026 pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-295701); and
(c)The description of the Registrant’s Class A common stock set forth in the Registrant’s registration statement on Form 8-A (File No. 001-43328), filed by the Registrant with the SEC on June 4, 2026 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
See the description of the Registrant’s Class A common stock set forth in the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-295701).
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other such court shall deem proper. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Article 9 of the Registrant’s amended and restated certificate of incorporation generally provides for indemnification and advancement of expenses by the registrant of its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. The Registrant has entered into indemnification agreements with each of its current directors, executive officers, and certain other officers to provide these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the registrant for which indemnification is sought.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that directors or certain officers of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions of a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in the case of directors, for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions, or (iv) for any transaction from which the director or officer derived an improper personal benefit, provided that officers may not be indemnified for actions by or in the right of the corporation. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (b) to the registrant with respect to payments that may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.
Under the terms of the stockholder agreement to be entered into between the Registrant and Honeywell International Inc., the Registrant will be required to indemnify the counterparty and its affiliates and their affiliated individuals and entities against all actions, liabilities, losses, damages, and expenses (including reasonable attorneys’ fees) arising from (i) ownership of interests in the registrant and its operating company subsidiary, Quantinuum Holdings, or the ability to control or influence the registrant or its subsidiaries, or (ii) the business, operations, or assets of the registrant or its subsidiaries. In the event such indemnification is determined to be unenforceable, the registrant is required to contribute the maximum amount permitted by law. These indemnification obligations are in addition to any other rights available under other agreements, applicable law, or the registrant's amended and restated certificate of incorporation and amended and restated bylaws.
The underwriting agreement filed as Exhibit 1.1 to the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-295701) provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit				Incorporated by Reference
Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of Quantinuum Inc.	S-1/A	333-295701	3.2	5/26/2026

4.2	Amended and Restated Bylaws of Quantinuum Inc.	S-1/A	333-295701	3.4	5/26/2026

4.3	Specimen Stock Certificate evidencing the shares of Class A common stock	S-1/A	333-295701	4.1	5/26/2026

5.1	Opinion of Latham & Watkins LLP					X

23.1	Consent of Deloitte & Touche LLP, as to Quantinuum and Quantinuum Inc.					X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)					X

24.1	Power of Attorney (see signature page)					X

99.1	2026 Incentive Award Plan					X

99.2	Form of Restricted Stock Unit Award Agreement under 2026 Incentive Award Plan	S-1/A	333-295701	10.7	5/26/2026

99.3	Form of Option Agreement under 2026 Incentive Award Plan	S-1/A	333-295701	10.8	5/26/2026

99.4	Quantinuum Inc. Amended and Restated 2023 Equity Incentive Plan					X

99.5	Form of Restricted Share Award Agreement under 2023 Equity Incentive Plan					X

99.6	Form of Restricted Share Unit Award Agreement under 2023 Equity Incentive Plan					X

99.7	Form of Notice to 2023 Equity Incentive Plan Award Holders Regarding Assignment and Assumption					X

107	Calculation of Filing Fee Table					X
Item 9. Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective registration statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broomfield, State of Colorado, on June 4, 2026.

QUANTINUUM INC.

By:	/s/ Dr. Rajeeb Hazra
Dr. Rajeeb Hazra
President, Chief Executive Officer and Director
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Rajeeb Hazra and Nitesh Sharan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Rajeeb Hazra	President, Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2026
Dr. Rajeeb Hazra

/s/ Nitesh Sharan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 4, 2026
Nitesh Sharan

/s/ Harold Barron	Director	June 4, 2026
Dr. Harold Barron

/s/ Manish Bhatia	Director	June 4, 2026
Manish Bhatia

/s/ Eric Branderiz	Director	June 4, 2026
Eric Branderiz

/s/ Paul Daugherty	Director	June 4, 2026
Paul Daugherty

/s/ Kenneth Denman	Director	June 4, 2026
Kenneth Denman

/s/ Joseph Jimenez, Jr.	Director	June 4, 2026
Joseph Jimenez, Jr.

/s/ Vimal Kapur	Director	June 4, 2026
Vimal Kapur

/s/ Prineha Narang	Director	June 4, 2026
Dr. Prineha Narang

/s/ Michal Stepniak	Director	June 4, 2026
Michal Stepniak